Registration No. 333-

As filed with the Securities and Exchange Commission October 21, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fulton Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2195389
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Penn Square P.O. Box 4887 Lancaster, Pennsylvania	17604
(Address of Principal Executive Offices)	(Zip Code)

FULTON FINANCIAL CORPORATION 401(K) RETIREMENT PLAN

(Full Title of the Plan)

Curtis J. Myers

Chairman, Chief Executive Officer and President

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Natasha R. Luddington, Esq.

Senior Executive Vice President, Chief Legal Officer

and Corporate Secretary

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

Shawn Turner Mary Ellen Stanley Holland & Knight LLP 1801 California Street Suite 5000 Denver, Colorado 80202 (303) 974-6660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) is being filed in order to register an additional 2,000,000 shares (the “Additional Securities”) of common stock, par value $2.50 per share (“Common Stock”), of Fulton Financial Corporation (the “Company”) that may be issued pursuant to the Fulton Financial Corporation 401(k) Retirement Plan (the “Retirement Plan”). The Additional Securities are securities of the same class and relate to the same employee benefit plan as those shares registered on the Company’s registration statements on Form S-8 previously filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 21, 2020 (File No. 333-236579) (the “2020 Registration Statement”), June 19, 2013 (File No. 333-189457) (the “2013 Registration Statement”), July 21, 2010 (File No. 333-168237) (the “2010 Registration Statement”) and January 11, 2002 (File No. 76594) (the “2002 Registration Statement”).

Pursuant to General Instruction E, the Company has filed only a facing page, all required opinions and consents, the signature page, and any information required in this Registration Statement that was not in the 2020 Registration Statement, the 2013 Registration Statement, the 2010 Registration Statement or the 2002 Registration Statement. This Registration Statement hereby incorporates by reference the contents of the 2020 Registration Statement, the 2013 Registration Statement, the 2010 Registration Statement and the 2002 Registration Statement.

PART I.

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Retirement Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to: telephone at(717) 291-2411 or by mail at Fulton Financial Corporation, Attention: Corporate Secretary, One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

PART II.

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement (other than information in a Current Report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Current Report on Form 8-K, exhibits filed on such form that are related to such information):

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025;

(2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March  31, 2025 and June 30, 2025, filed on May 9, 2025 and August 8, 2025, respectively;

(3) The Company’s Current Reports on Form 8-K filed on January 31, 2025, May  20, 2025, May  22, 2025, July  23, 2025 and August 1, 2025;

(4) The Company’s Current Report on Form 8-K/A filed on February  28, 2025;

(5) The Company’s Definitive Proxy Statement for its 2025 Annual Meeting of Shareholders, filed on April 1, 2025; and

(6) The description of the Company’s Common Stock contained in Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 21, 2020.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1+	Opinion of Holland & Knight LLP.

23.1+	Consent of KPMG LLP.

23.2+	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1+	Power of Attorney of certain officers and directors.

107+	Filing Fee Table.

+	Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania on October 21, 2025.

FULTON FINANCIAL CORPORATION

By:	/s/ Curtis J. Myers
Curtis J. Myers, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of October 2025.

Signature	Title

/s/ Curtis J. Myers Curtis J. Myers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Anthony L. Cossetti Anthony L. Cossetti	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Richard S. Kraemer Richard S. Kraemer	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Jennifer Craighead Carey	Director

* Lisa Crutchfield	Director

* Denise L. Devine	Director

* George K. Martin	Director

* James R. Moxley III	Director

* Antoinette M. Pergolin	Director

* Michael F. Shirk	Director

* Scott A. Snyder	Director

* Ronald H. Spair	Director

* E. Philip Wenger	Director

* By:	/s/ Natasha R. Luddington
Natasha R. Luddington, Attorney-in-Fact, pursuant to Power of Attorney filed herewith